Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 20, 2004, in Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-112169) and related Prospectus of Apple REIT Six, Inc. (the “Company”) for the registration of 91,125,541 units, each of which consists of one Common Share and one Series A Preferred Share of the Company.

/s/ Ernst & Young LLP

Richmond, Virginia

July 27, 2004